Exhibit 10.15

Facilities and Support Agreement

This Facilities and Support Agreement (this “Agreement”), effective as of March __, 2020 (the “Effective Date”), is by and between ELAPHE PROPULSION TECHNOLOGIES LTD., a Slovenian limited corporation, with offices located at Teslova Ulica 30, 1000 Ljubljana, Slovenia (“Consultant” or “Elaphe”), and LORDSTOWN MOTORS CORP., a Delaware corporation, with offices located at 2300 Hallock-Young Road, S.W., Lordstown Ohio 44481 (“Owner” “LMC”) (collectively, the “Parties,” or each, individually, a “Party”).

WHEREAS, Owner is engaging in the development of the Facility (capitalized terms used herein have the meanings ascribed thereto in Section 1); and

WHEREAS, the Facility will include design, erection, installation, commissioning, operation, repair and maintenance of the. Production Line (the “Project”); and

WHEREAS, Consultant has significant expertise and experience in developing, commissioning, and operating production facilities similar to the Production Line; and

WHEREAS, Owner is desirous of employing Consultant to perform the “Services”, which shall be coordinated and supervised by Owner; and

WHEREAS, Owner and Consultant wish to set forth the understanding and agreement between them with respect to the Services, the compensation to be paid by Owner and other matters relating thereto.

THEREFORE, the parties hereto agree for themselves and their respective successors and assigns as follows:

1.             Definitions

Capitalized terms used but not defined elsewhere in this Agreement have the following meanings:

“Affiliate” of a Party means any entity that, at any time, is more than 50% owned by such Party, owns more than 50% of such Party, or is more than 50% owned by a third party that owns more than 50% of such Party.

“Facility” means Owners plant located in Lordstown, Ohio, USA, to be used, among other purposes, for the production of Endurance vehicles incorporating Licensed Products.

“Force Majeure” means an event, or series of related events (e.g., natural catastrophe or cataclysm, civil disturbance, terrorism, mass contamination, public financial or political crisis) which falls beyond the Party’s control and materially, detrimentally affects the Parties ability to perform their respective obligations under this Agreement.

“License Agreement” means that certain License. Agreement, of even date herewith, by and between the Parties whereby Consultant licenses the right to manufacture e the Licensed Product to Owner in exchange for a licensing fee.

“Licensed Product” means the Elaphe Model L-1500* Endurance Motor for LMC’s Endurance or LMC’s substitute model pickup truck, and any replacement or substitute Elaphe design hub motor products for LMC’s Endurance or LMC’s substitute model pickup truck.

“Third Party Product” means electronics required to operating the “Licensed Product”, such as inverter and PCU (“Power Control Unit”).

“Production Line” means a production line for the manufacture and assembly of the Licensed Products at the Facility in accordance with a production design substantially in the form attached hereto at Exhibit A.

“Project” is defined in the recitals to this Agreement.

“Services” means Project Management Engineering Support, Technical Assistance and Consulting Services for: (i) setting up the manufacturing facility, consulting on manufacturing processes, vendor relations and product support relationships; (ii) support in the management of the Project for the set-up of the Production line, contracting for engineering and management support related to the setup, tooling, testing, and final operations of the manufacturing process, and (iii) further consulting and on-premise and off-premise support of the operation of the manufacturing line at the Facility for the Licensed. Products, including any consulting and advisory services necessary and helpful to design, erection, installation, commissioning, operation, repair and maintenance of the Production Line, and to assemble the Licensed Product and Third Party Product into a functioning system, as further described on Exhibit B.

“Software” means any software owned or acquired by or licensed to Consultant, relating to the. Licensed Products, including but not limited to the manufacture, use, design, and testing of Licensed Products and the manufacture, use, design and testing of Licensed Products in vehicles.

2.             Scope and Performance of Services and Compensation.

(a)            Services. Consultant shall perform the Services, as further specified and set forth on Exhibit B.

(b)            Commencement. Consultant shall commence work immediately upon request by Owner and shall complete work in accordance with the schedule for the Project as established by Owner, from time to time. The current schedule for the Services to be provided is attached hereto as Exhibit B.

(c)            Consultant’s Compensation. Consultant’s fee shalt be in accordance with a compensation schedule attached hereto as Exhibit C. Consultant’s fee shall include any applicable federal, state or local sales or use tax assessed against Consultant on this transaction, which taxes shall be payable by Consultant. Consultant is solely responsible for and shalt properly account for and pay all unemployment insurance, social security insurance, withholding taxes or any other taxes or royalties related to the Services, if any, assessed against Consultant. Consultant shall not be entitled to receive any extra compensation of any kind whatsoever unless the same is approved in advance by Owner in writing and specifically identified in such writing as an additional service.

(d)            Reimbursement for Expenses. Consultant shall be entitled to reimbursement for actual approved direct costs of such out of pocket expense items (“Reimbursable Expenses”) such as reasonable lodging expenses while on-site, transportation, office and administrative assistance while on site, document reproduction, long distance calls, and courier services without markup expended pursuant to its performance of the Services under this Agreement, provided that no Reimbursable Expenses in excess of $250 shall be incurred without prior written approval of Owner.

3.             Terms and Conditions of Consulting Services.

(a)            Performance of Services. Consultant agrees to perform the Services in a professional manner using that high degree of care and skill exercised by members in Consultant’s industry with significant experience and expertise in projects of comparable scope and complexity to the Project if so requested by Owner, Consultant shall promptly replace or withdraw any employee or agent performing the Services if, in the opinion of Owner, such performance is unsatisfactory, Said replacement or withdrawal shall be at no additional cost to Owner.

(b)            Mutual Representations and Warranties. Each Parry represents and warrants to the other Party that, as of the Effective Date: (i) it is duly organized, validly existing, and in good standing under the laws of the state or jurisdiction of its organization; (ii) it has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder; (iii) the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate/organizational action of such Patty; and (v) when executed and delivered by such Patty, this Agreement will constitute the legal, valid, and binding obligation of that Party, enforceable against that Party in accordance with its terms.

(c)            Consultant Representations and Warranties. Consultant represents and warrants:

(i)            that the employees and agents of Consultant and Consultant’s Agents performing the Services arc fully qualified, licensed as required and skilled to perform the Services;

(ii)           that the Services furnished by Consultant, its employees and Consultant’s Agents hereunder will meet the requirements set forth in this Agreement and shall be consistent with the professional standard of care described in Section 3(a) and shall conform to any and all applicable plans and/or specifications furnished by Owner or by others at Owner’s direction or request, to Consultant during the term of this Agreement; and

(iii)          that all documentation (regardless of format) prepared by Consultant and Consultant’s Agents and provided to Owner or Owner’s respective agents, other consultants or representatives will be consistent with the industry standard of care described in Section 3(a).

(d)            Termination.

(i)            Unless otherwise terminated in accordance with this subsection, this Agreement shall terminate upon the completion of the Services in a manner reasonably satisfactory to Owner.

(ii)           Either Party may terminate this Agreement in its entirety upon notice to the other Party if such other Party materially breaches this Agreement and has not cured such breach to the reasonable satisfaction of the other Party within one hundred eighty (180) days after notice of such bleach from the non-breaching Party.

(iii)          Either Party may terminate this Agreement in its entirety immediately upon notice to the other Party if such other Party: (a) is dissolved or liquidated or takes any corporate action for such purpose; (b) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due; (c) files or has filed against it a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law; (d) makes or seeks to make a general assignment for the benefit of creditors; or (e) applies for or has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

(iv)         Owner may terminate this Agreement at any time at its sole option, by delivery of written notice to Consultant.

(v)          Consultant may terminate this Agreement in the event of suspended services due to non-payment, provided that Owner fails to make payment of undisputed amount within thirty (30) days of receiving the notice of suspension of services, by, delivery of written notice to Owner.

(vi)         For the avoidance or doubt, this Agreement shall remain binding and in full force and effect on each Party or its successor in the event of a merger, consolidation, division, stock sale, asset sale, or other sale or other change of control (any such transaction. a “Change of Control Transaction”) involving such Party provided that the change of control of Owner is not to any competitor of Consultant identified on. Exhibit D or any Person controlling such competitors (“Restricted Purchasers”), as such list may be updated by Consultant from time to time in good faith. In the event of such change of control of Owner, Consultant may terminate this Agreement at its sole option, without any penalty, by delivery of written notice to Owner, Notwithstanding the foregoing, if any Restricted Purchaser acquires Consultant in a Change of Control Transaction, then this Agreement shall remain binding and in full force and effect on each Party or its successor except that Consultant shall not thereafter have the right to terminate this Agreement as a result of a Change of Control Transaction relating to Owner.

(vii)        Owner, as full compensation to which Consultant shall be entitled, will make payment to Consultant as provided in Section 2(c) hereof for the Services satisfactorily performed prior to the date of termination.

(viii)       In case of termination of this Agreement, whatever the reason the Party shall immediately return to the other Party or destroy all other’s Confidential Information, documents, materials, things, and devices related thereto or derived therefrom which were received in connection with this Agreement, and all copies of the same, and certify by sworn statement of one of its officers that all such materials and copies have been returned or destroyed.

(ix)         The termination of the License Agreement shall be deemed a termination of this Agreement.

(x)          The termination of this Agreement, except for the above Subsection (i), shall also be deemed a termination of the License Agreement.

(e)            Independent Contractor. The relationship between the Parties is that of independent contractors, Nothing contained in this Agreement creates any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the parties, and neither Party has authority to contract for or bind the other party in any manner whatsoever.

(f)            Fees. Each Party shall be responsible for the payments of its own fees and expenses and those of such Party’s respective agents and advisors, including but not limited to such Party’s legal counsel, in connection with the transactions contemplated by this Agreement.

(g)           Conflict of Interest. Consultant represents and warrants that no prior or present services provided by Consultant or Consultant’s Agents to third parties conflict with the interests of Owner in respect to the Services being provided hereunder except as shall have been expressly disclosed in writing by Consultant and consented to in writing by Owner, Consultant shall promptly notify Owner of any potential conflict which may arise during the course of its performance of services hereunder, Consultant’s efforts shall include, but not be limited to, establishing precautions to prevent its employees or agents from making, receiving, providing or offering substantial gifts, entertainment, payments, loans or other considerations for any purpose whatsoever.

(h)           Non-Solicitation. Except as expressly permitted by the Agreement or as required by law, the Parties will not, without the written consent of the other Party, at any time during the term of the Agreement or for a period of 12 months after termination of the Agreement, engage, employ or otherwise solicit for employment whether directly or indirectly, any person who during the currency of the Agreement was a director, officer or employee of the other Party or its Affiliate. Any such person so found in the employ of one Party shall be immediately dismissed by that same Party.

(i)            Ownership of Documents and Other Materials. Subject to the License Agreement, all originals, duplicates and negatives of all plans, drawings, reports, photographs, charts, programs, models, specimens, specifications, test data, field logs, back up information and other documents or materials furnished or required to be furnished by Consultant hereunder, including drafts and reproduction copies thereof, shall be the property of both Parties, unless expressly agreed otherwise,, Owner shall have the right to use all or any pan of such reports, plans, drawings, specifications and other documents for the implementation of the Project, without payment of any additional royalty, charge or compensation to Consultant other than the compensation set forth in Section 2(c) hereof. Upon request of Owner, during any stage of the. Services, Consultant shall promptly deliver all such materials related to completed services to Owner. All such materials not returned to Owner shall be maintained by Consultant for a minimum of five (5) years after the completion of the Services hereunder, Consultant shall not publish, transfer or license all or any part of such reports and other documents, including working papers, without the prior written approval of Owner. Consultant shall use or reuse such documents and other materials for any other purpose provided, that the Owner’s Confidential Information is not disclosed.

(j)            Payment. Invoices for payment shall be submitted monthly by Consultant to Owner at the address set forth in Section 4(b) below, Reasonable documentation will be provided by Consultant in connection with each such invoice. Consultant shall submit with each invoice completed project summary sheets in form and substance reasonably acceptable to Owner, Owner may require such additional supporting information as it deems necessary or desirable including, without limitation, lien releases, affidavits and other documentation to protect Owner, from the filing of any liens or claims of lien. Payment shall be made within forty-five (45) days after Owner’s receipt of an invoice and all necessary supporting information, provided the invoice is received between the twenty-fifth and last day of each month, Failure to deliver invoice submission at this time may result in delayed payment.

(k)           Disputed Amounts. If Owner disputes any amount reflected in an invoice, Owner shall notify Consultant thereof within ten (10) business days after receipt of the invoice in question, such notice specifying: the amounts which Owner does not dispute and the amounts which Owner disputes together with reasonable details of the grounds of such dispute. The amounts which are not in dispute shall be paid by Owner on the due date for payment therefor. The. Parties shall seek to resolve all such disputes expeditiously and in good faith.

(l)            In the event of non-payment of undisputed amounts. Consultant shall have the right to suspend further performance of services, provided that Consultant has given written notice of non-payment to Owner and Owner failed to remedy such default within fifteen (15) days after receipt of such notice.

(m)          Right to Audit. Consultant will keep and make available for the inspection, examination and audit by Owner, and their respective authorized employees, agents, representatives, attorneys mid auditors, at all reasonable times, all data, including but not limited to the records of all receipts, costs and disbursements made by Consultant as hereinabove provided, all books, accounts, memoranda and all or any other documents indicating, documenting, verifying or substantiating the cost and appropriateness of any and all expenditures and receipts.

(n)           Indemnification. In addition to any liability or obligation of Consultant to Owner that may exist under any other provision of this Agreement or by statute or otherwise, Consultant, to the fullest extent not prohibited by law, shall be liable to and will hold harmless, indemnify and defend Owner and their respective affiliates, officers, employees, agents and assigns, (collectively, “Indemnified Parties”) from and against any and all claims, damages, costs, losses, liens, causes of action, suits, judgments and expenses (including reasonable attorney’s fees and other costs of defense) which the Indemnified Parties, or any of them, may sustain, as a result of:

(i)            any infringement of any claimed copyright, patent or other property rights of designs, plans, drawings or specifications resulting from the use or adoption of any designs, plans, drawings or specifications furnished by Consultant or Consultant’s Agents;

(ii)          any negligent act or omission of Consultant, Consultant’s Agents, their respective agents, servants, employees, officers or subcontractors; or

(iii)         any breach by Consultant or Consultant’s. Agents of any of their respective obligations, duties or responsibilities under this Agreement.

(o)          Insurance. Except as otherwise agreed upon by the Patties, Consultant shall carry and maintain at its own cost with such companies authorized to do business in the state of the Project as are rated AX or better by A,M, Best Company all necessary liability insurance (which shall include as a minimum the requirements set forth below) during the term of this Agreement, at the latest when the risk related activity will begin, for any loss, cost, damage. injury or expense caused or contributed to by Consultant or arising with respect to Consultant’s performance of its obligations under this Agreement, and insuring Consultant against claims which may arise out of or result from Consultant’s performance or failure to perform the Services hereunder:

(i)           Workers’ compensation and employer’s liability insurance to the full extent as required by applicable laws, Coverage shall include employer’s liability insurance in an amount of not less than the minimum required by law;

(ii)           Comprehensive general liability coverage, on an occurrence basis, including, but not limited to, premises-operations, explosion and collapse hazard, underground hazard, broad form property damage, products/completed operations, contractual liability and public liability coverage, and naming Owner and any other party designated in writing by Owner as an additional named insured, in not less than the following amounts:

(A)            Bodily Injury: $2,000,000 each person and $4,000,000 aggregate.

(B)            Property Damage: $2,000,000 each occurrence and $4,000,000 aggregate.

(iii)          Comprehensive automobile liability insurance covering owned, non-owned and leased vehicles with limits of:

(A)            Bodily Injury: $1,000,000 each person, $1,000,000 each occurrence.

(B)            Property Damage: $1,000,000 each occurrence.

(iv)          Valuable Papers insurance insuring all plans, designs, drawings, specifications and documents produced or used under this Agreement in a total amount, which is the higher of either $50,000 or 20% of the Consultant’s total compensation under this Agreement;

(v)           All liability insurance maintained by Consultant shall be primary, noncontributory with, and not excess over, any liability insurance maintained by Owner.

(vi)         Consultant shall also purchase and maintain insurance (on an occurrence basis) satisfactory to Owner to protect Consultant and Owner from claims arising out of the performance of Consultant’s professional services under this Agreement or caused by any errors, omissions or negligent acts for which Consultant is legally liable. The amount of such errors, omissions and negligent acts coverage shall be not less than $1,000,000, and the deductible shall be no more than $25,000, such coverage to include an endorsement adding contractual liability coverage to such insurance and, to the extent such are available, supplemental extended reporting period coverages to the errors, omissions and negligent acts insurance for such period as required by Owner, Consultant shalt keep such insurance in effect for at least five (5) years after completion of the Services.

(vii)        Consultant shall provide Owner with certificates of insurance and, if requested by Owner, certified copies of the policies of insurance evidencing the coverage and amounts set forth in this Section 3(o). Consultant’s certificate of insurance shall name Owner and any other party designated by Owner as additional insured entities on the General and Automobile Liability Policies only. Consultant’s certificate of insurance shall contain a provision that the coverage afforded under the policy(s) will not be canceled without thirty (30) days prior written notice (hand delivered or registered mail) to Owner. The Certificates of Insurance shall specifically refer to this Agreement by date, name and Project location. Consultant’s Agents shall meet the same insurance requirements applicable to Consultant under this Agreement and Consultant shall provide evidence acceptable to Owner that each of Consultant’s Agents meets the same insurance requirements as Consultant.

(viii)       If any insurance is written on a “claims made” basis, Consultant shall obtain Owner’s prior written consent to the “claims made” policy and Consultant shall keep such coverage in effect for not less than five (5) years after final payment is made by Owner to Consultant under this Agreement, Any subsequent renewals of “claims made” policies must include retroactive dates that include all dates of Services under this Agreement.

(ix)          The insurance provided by Consultant under this Agreement shall not act as a cap or limit on Consultant’s liability under this Agreement. The failure to maintain the required coverages shall be at Consultant’s sole risk.

(x)           In the event Consultant has not secured any of the insurance coverages set forth in this Section 3(o), Consultant will provide Company with a waiver of liability and claims as to any event or claim that may arise related to Consultant’s activities and responsibilities under this Agreement and any claims that may arise under the coverages requested of Consultant hereunder.

(p)            Confidentiality.

(i)            Each Party acknowledges that in connection with this Agreement it will receive or gain access to certain non-public, confidential, or proprietary information and materials of the other Party in oral, written, electronic, or other form or media, whether or not such information and materials are marked, designated, or otherwise identified as “confidential” (“Confidential Information”).

(ii)           Confidential Information does not include information that: (i) was already known to the receiving Party without restriction on use or disclosure; (ii) was or becomes generally known by the public other than by breach of this. Agreement; (iii) was received from a third party not under any confidentiality obligation to the other Party; or (iv) is independently developed without reference to or use of the other Party’s Confidential Information.

(iii)          Each Party shall maintain the other Party’s Confidential Information in strict confidence and not disclose it to any other person or entity, except to its employees or independent contractors who have a need to know such Confidential Information for such Party to exercise its rights or perform its obligations hereunder and are bound by written nondisclosure agreements. Notwithstanding the foregoing, each Party may disclose the other Party’s Confidential Information to the limited extent required to comply with applicable law (including any securities law or regulation or the rules, of a securities exchange) or a valid order issued by a court or governmental agency of competent jurisdiction (each, an “Obligated Disclosure”), provided that the Party making the required disclosure shall first provide the disclosing Party with: (i) prompt written notice of such requirement so that the disclosing Party may seek, at its sole cost and expense, a protective order or other remedy; and (ii) reasonable assistance, at the disclosing Party’s sole cost and expense, in opposing such disclosure or seeking a protective order or other limitations on disclosure. Owner may disclose Consultant’s Confidential Information to Owner’s actual and potential purchasers and financing sources and their respective advisors, consultants, engineers, and other agents or representatives, provided that such disclosure is also subject to confidentiality limitations. Prior to any disclosure of such information other than an Obligated Disclosure, Owner shall notify Consultant of the Confidential Information which it intends to disclose and shall seek approval from Consultant. Within eight (8) days of receiving such written notice Consultant may decide that the disclosure of the Confidential Information is permitted only on the basis of a written non-disclosure agreement between Consultant and the other receiving party. Consultant has the right to refuse to disclose the Confidential Information if the receiving party is related to any Restricted Purchaser. After any Change of Control Transaction relating to Consultant described in Section 3(d)(vi), the right of Consultant to refuse as set forth in the immediately preceding sentence shall no longer be in effect.

(q)           Affirmative. Action. Consultant shall comply with the requirements set forth in U.S. Department of Labor regulations dealing with (i) equal employment opportunity obligations of government contractors and subcontractors, 41 C.F.R. S60 1.4(a) (I) (7), (ii) employment by government contractors and sub-contractors of Vietnam era and disabled veterans, 41 C.F.R. 560 250.4(a) (m), and (iii) employment of the physically handicapped by government contractors and subcontractors, 41 C.F.R. S60 741.4(a) (f), as they may be amended from time to time. All of the above referenced regulations are hereby incorporated herein and expressly made apart hereof. Inclusion in this Agreement of this Section 3(q) does not, and shall not be deemed to, constitute an acknowledgement or admission by Owner or any other person or party that it is a government contractor or first tier subcontractor or that it is obligated to abide by the aforementioned regulations for the purposes contemplated thereby.

In performing its duties and obligations under this Agreement, Consultant shall not discriminate against any employee or applicant for employment because of race, religion, color, sex, national origin, disability, age, veteran status, or ancestry, and to ensure that applicants for employment are considered for employment and that employees are treated during employment, without regard to their race, religion, color, sex, national origin, disability, age, veteran status, or ancestry, Consultant shall incorporate the requirements of this paragraph in all of its contracts with Consultant’s Agents and shall require all of Consultant’s Agents to incorporate such requirements in all sub-subconsultant agreements. At such times as Owner requests, Consultant shall provide Owner with evidence, reasonably satisfactory to Owner, that there has been compliance with this paragraph.

(r)            In the event of Force Majeure. The Party affected shall immediately notify on the other Party setting out the causes thereof and the impact on the performance of its obligations and shall without delay prepare a plan for overcoming such event. Parties shall also cooperate together to mitigate these circumstances.

If any Patty is prevented from performing any of its obligations under this Agreement due to an event of Force Majeure, the time for performance of the obligations under this Agreement that were prevented from performance by such event of Force Majeure shall be extended by a period equal to the period of delay caused by such event of Force Majeure; all other obligations under this Agreement and the time for performance thereof shall remain unaffected.

4.            Miscellaneous.

(a)           No Public Statements. Neither Party may issue or release any announcement, statement, press release, or other publicity or marketing materials relating to this Agreement or, unless expressly permitted under this Agreement, otherwise use the other party’s trademarks, service marks, trade names, logos, domain names, or other indicia of source, association, or sponsorship, in each case, without the other Party’s prior written consent.

(b)           Notices:

(i)            All notices, demands and other communications hereunder shall be in writing and shalt be deemed to have been duly given if personally delivered or mailed certified mail, return receipt requested, postage prepaid:

(A)          If to Consultant:

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(B)           If to Owner:

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(ii)           Either party may change the address set forth for it herein or add addressees upon written notice thereof to the other.

(iii)          Notices sent in accordance with this subsection will be deemed effective: (a) when received, if delivered by hand (with written confirmation of receipt); (b) when received, if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by facsimile or email (in each case, with confirmation of transmission), if sent during normal business hours of the recipient. and on the next day if sent after normal business hours of the recipient.

(c)           Interpretation. For purposes of this Agreement: (a) the words “include,” “includes,” and “including” will be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this. Agreement as a whole. Unless the context otherwise requires. references herein: (x) to Sections refer to the Sections of attached to this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.

(d)           Entire Agreement. This Agreement, together with all Schedules and any other documents incorporated herein by reference, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral. with respect to such subject matter.

(e)           No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns (including financing sources) and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Agreement.

(f)            Amendment: Waiver. No amendment to this Agreement will be effective unless it is in writing and signed by both Parties. No waiver by any Party of any of the provisions hereof will be effective unless explicitly set forth in writing and signed by the waiving Party. Except as otherwise set forth in this. Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy. power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

(g)           Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

(h)           Governing Law Submission to Jurisdiction. This Agreement is governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would require or permit the application of the laws of any other jurisdiction Subject to the arbitration provision below, any legal suit, action, or proceeding arising out of or related to this Agreement will be instituted exclusively in the federal courts of the Southern District of New York, United States, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding.

(i)            Arbitration. In the event of any dispute, controversy or claim arising out of, or relating to, or in connection with this Agreement, including with respect to formation, applicability, breach, termination, validity or enforceability thereof, a party wishing to commence arbitration shall first serve notice on the proposed respondent that a dispute has arisen and demand negotiation commence. Notice shall be served by overnight courier at the addresses provided herein. Notwithstanding anything else herein, any party to such negotiation shall have the right to commence arbitration at any time after the expiration of thirty (30) days after service of such demand for negotiation.

Thereafter, any dispute, controversy or claim arising out of, or relating to, or in connection with this Agreement, including with respect to formation, applicability, breach, termination, validity or enforceability thereof, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules, or by mutual agreement of the parties. The seat of the arbitration shall he New York, New York, USA, and it shall be conducted in the English language. The arbitration award shall be final and binding on the parties. Judgment upon the award may be entered by any court having jurisdiction therefor or having jurisdiction over the relevant parties or assets.

(j)            Agent for Service. Consultant undertakes to irrevocably designate, appoint and empower an agent satisfactory to Owner no later than forty-five (45) days after signing this agreement and the License Agreement, the Agent for Service as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service or any and all legal process. summons, notices and documents which may be served in any action or proceeding. If for any reason such designee, appointee and agent shall cease to be available to act as such, Consultant agrees to designate a new designee, appointee and agent in New York City on the terms and for the purposes of this provision reasonably satisfactory to Owner. Consultant irrevocably consents to the service or process out of any of the courts referred to in subsections (h) or (i) in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid to it at its address referred to in Section 4(b).

(k)           Equitable Relief. Each Patty acknowledges that a breach by the other Party of this Agreement may cause the non-breaching Party irreparable harm, for which an award of damages would not be adequate compensation and, in the event of such a breach or threatened breach, the non-breaching Party will be entitled to seek equitable relief, including in the form of a restraining order, orders for preliminary or permanent injunction, specific performance. and any other relief that may be available from any court. These remedies are not exclusive but are in addition to all other remedies available under this Agreement at law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.

(l)            Assignment. Owner shall not assign or otherwise transfer any of its rights. or delegate or otherwise transfer any of its obligations or performance, under this Agreement, in each case whether voluntarily. involuntarily, by operation of law, or otherwise, without Consultants prior written consent, except that Owner may make such an assignment, delegation, or other transfer, in whole or in part, without the Consultant’s consent (a) to an Affiliate; (b) in connection with the transfer or sale of all or substantially all of the business or assets of Owner relating to this Agreement; (c) to financing sources as collateral security for financing; and (d) to any purchaser from or other successor to financing sources in connection with the exercise of remedies, provided that no such assignment shall be made to any Restricted Purchasers except under the circumstances described in Section 3(d)(vi). No delegation or other transfer will relieve. Owner of any of its obligations or performance under this Agreement. This Agreement is binding upon and inures to the benefit of the Parties and their respective permitted successors and assigns.

(m)          Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement.

(n)          Survival. The Parties’ rights and obligations set forth in Section 3(n) (Indemnification), and this Section 4 (Miscellaneous), and any right, obligation, or required performance of the Parties under this Agreement that, by its express terms or nature and context is intended to survive termination of this Agreement, will survive any such termination for a period of two (2) years. The provisions of Section 3(p) (Confidentiality) will survive such termination for a period of five (5) years.

[Signatures follow]

IN WITNESS WHEREOF, the parties hereunto have executed this Consulting Services Agreement on the day and year first written above.

OWNER:

LORDSTOWN MOTORS CORP.

By:	/s/ Stephen S. Burns

Name: Stephen S. Burns

Title: CEO

CONSULTANT:

ELAPHE PROPULSION TECHNOLOGIES LTD.

By:	/s/ Gorazd Lampic

Name: Gorazd Lampič

Title: CEO